SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2024 FINANCIAL RESULTS

Swindon, United Kingdom – February 11, 2025 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensors, sensor-rich solutions, and electrical protection devices used in mission-critical systems to help its customers address increasingly complex engineering and operating performance requirements, today announced financial results for its fourth quarter and full year ended December 31, 2024.
"Sensata had a strong finish to the year with fourth quarter revenue exceeding expectations, full year free cash flow increasing by over 40% compared to prior year, and adjusted operating margin increasing for the fourth consecutive quarter," said Stephan von Schuckmann, Sensata's Chief Executive Officer. “I believe that there is a significant opportunity to create shareholder value by returning Sensata, over time, to growth, driving operational excellence, and efficiently deploying capital. Our high value and differentiated margin businesses, strong global engineering footprint, and deep, long-lasting customer relationships provide us an excellent foundation on which to build for future success.”
Operating Results - Fourth Quarter
Operating results for the fourth quarter of 2024 compared to the fourth quarter of 2023 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $907.7 million, a decrease of $84.8 million, or 8.5%, compared to $992.5 million in the fourth quarter of 2023.
Operating income/(loss):
•Operating income was $73.8 million, or 8.1% of revenue, an increase of $275.2 million compared to operating loss of $201.4 million, or (20.3%) of revenue, in the fourth quarter of 2023.
•Adjusted operating income was $174.9 million, or 19.3% of revenue, a decrease of $8.8 million, or 4.8%, compared to adjusted operating income of $183.7 million, or 18.5% of revenue, in the fourth quarter of 2023.
Earnings/(loss) per share:
•Earnings per share was $0.04, an increase of $1.38 compared to a loss per share of $1.34 in the fourth quarter of 2023.
•Adjusted earnings per share was $0.76, a decrease of $0.05, or 6.2%, compared to adjusted earnings per share of $0.81 in the fourth quarter of 2023.
Sensata generated $170.7 million of operating cash flow and $138.9 million of free cash flow in the fourth quarter of 2024. Sensata ended the quarter with $593.7 million of cash on hand.

In the quarter, Sensata used cash to repurchase shares valued at approximately $21.6 million and paid $17.9 million in dividends to shareholders.
Operating Results - Full Year
Operating results for the year ended December 31, 2024 compared to the year ended December 31, 2023 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $3,932.8 million, a decrease of $121.3 million, or 3.0%, compared to $4,054.1 million in the year ended December 31, 2023.
Operating income:
•Operating income was $149.3 million, or 3.8% of revenue, a decrease of $32.4 million, or 17.8%, compared to operating income of $181.7 million, or 4.5% of revenue, in the year ended December 31, 2023.
•Adjusted operating income was $748.5 million, or 19.0% of revenue, a decrease of $25.5 million, or 3.3%, compared to adjusted operating income of $774.0 million, or 19.1% of revenue, in the year ended December 31, 2023.
Earnings/(loss) per share:
•Earnings per share was $0.85, an increase of $0.88, compared to a loss per share of $0.03 in the year ended December 31, 2023.
•Adjusted earnings per share was $3.44, a decrease of $0.17, or 4.7%, compared to adjusted earnings per share of $3.61 in the year ended December 31, 2023.
Sensata generated $551.5 million of operating cash flow and $393.0 million of free cash flow in the year ended December 31, 2024.
In July 2024, Sensata redeemed $700 million of bonds that were scheduled to mature in October 2025. The redemption was funded by proceeds from the $500 million senior notes issuance in June 2024 and approximately $200 million of cash on hand.
For the twelve months ended December 31, 2024, Sensata repurchased shares valued at approximately $68.9 million and paid $72.2 million of dividends to shareholders.

Guidance
“Taking into consideration the approximately $300 million of revenue exited in 2024, we expect that full year 2025 revenue will be organically flat with 2024 at approximately $3.6 billion," said Brian Roberts, EVP and CFO of Sensata. "For the first quarter of 2025, our guidance reflects the return to a more normalized margin seasonality. As revenue increases in the second quarter, typically our seasonally strongest quarter, we expect adjusted operating margins to return to 19.0% or better and then continue to improve in the second half of 2025.”

Q1 2025 Guidance
$ in millions, except EPS	Q1-25 Guidance	Q4-24	B/(W)
Revenue	$870 - $890	$907.7	(4%) - (2%)
Adjusted Operating Income	$158 - $164	$174.9	(10%) - (6%)
Adj. Operating Margin	18.2% - 18.4%	19.3%	(110) - (90) bps
Adjusted Net Income	$105 - $110	$114.5	(8%) - (4%)
Adjusted EPS	$0.70 - $0.73	$0.76	(8%) - (4%)

Sensata’s financial guidance does not reflect potential impacts of recently announced tariffs which may be imposed or threatened to be imposed by the United States on Canada, China, Mexico, and other countries as well as any retaliatory actions that may be taken.
Conference Call and Webcast
Sensata will conduct a conference call today at 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2024 financial results and its outlook for the first quarter of 2025. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q4 2024 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 18, 2025. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 9019340.
About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a safer, cleaner, more efficient and electrified world. Through its broad portfolio of mission-critical sensors, electrical protection components and sensor-rich solutions, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 18,000 employees and global operations in 15 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow Sensata on LinkedIn, Facebook, X and Instagram.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted corporate and other expenses, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are detailed in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions, divestitures, and product life-cycle management, if material, for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, and (3) deferred gain or loss on derivative instruments. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted corporate and other expenses is defined as corporate and other expenses calculated in accordance with U.S. GAAP, excluding the portion of non-GAAP adjustments described below that relate to corporate and other expenses. We believe adjusted corporate and other expenses is useful to management and investors in understanding the impact of non-GAAP adjustments on operating expenses not allocated to our segments.
Gross leverage ratio is defined as gross debt divided by last twelve months (LTM) adjusted EBITDA. We believe that gross leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.

Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
In discussing trends in our performance, we may refer to certain non-GAAP financial measures or the percentage change of certain non-GAAP financial measures in one period versus another, calculated on a constant currency basis. Constant currency is determined by stating revenues and expenses at prior period foreign currency exchange rates and excludes the impact of foreign currency exchange rates on all hedges and, as applicable, net monetary assets. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, trends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.
A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to instability and changes in the global markets, supplier interruption or non-performance, changes in trade-related tariffs and risks with uncertain trade environments, the acquisition or disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, public health crises, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks, and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our Quarterly Reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the full year ended December 31,
	2024	2023	2024	2023
Net revenue	$907,690	$992,494	$3,932,764	$4,054,083
Operating costs and expenses:
Cost of revenue	661,794	702,287	2,776,931	2,792,825
Research and development	35,952	42,623	169,276	178,867
Selling, general and administrative	108,424	87,532	392,196	350,655
Amortization of intangible assets	23,412	38,553	145,744	173,860
Goodwill impairment charge	—	321,700	150,100	321,700
Restructuring and other charges, net	4,344	1,238	149,241	54,500
Total operating costs and expenses	833,926	1,193,933	3,783,488	3,872,407
Operating income/(loss)	73,764	(201,439)	149,276	181,676
Interest expense	(37,593)	(43,328)	(155,793)	(182,184)
Interest income	783	7,572	16,180	31,324
Other, net	(1,759)	(4,759)	(21,500)	(12,974)
Income/(loss) before taxes	35,195	(241,954)	(11,837)	17,842
Provision for/(benefit from) income taxes	29,408	(39,716)	(140,314)	21,751
Net income/(loss)	$5,787	$(202,238)	$128,477	$(3,909)

Net income/(loss) per share:
Basic	$0.04	$(1.34)	$0.85	$(0.03)
Diluted	$0.04	$(1.34)	$0.85	$(0.03)

Weighted-average ordinary shares outstanding:
Basic	149,563	151,090	150,401	152,089
Diluted	149,845	151,090	150,733	152,089

`

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$593,670	$508,104
Accounts receivable, net of allowances	660,180	744,129
Inventories	614,455	713,485
Prepaid expenses and other current assets	158,934	136,686
Total current assets	2,027,239	2,102,404
Property, plant and equipment, net	821,653	886,010
Goodwill	3,383,800	3,542,770
Other intangible assets, net	492,878	883,671
Deferred income tax assets	288,189	131,527
Other assets	129,505	134,605
Total assets	$7,143,264	$7,680,987

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt and finance lease obligations	$2,414	$2,276
Accounts payable	362,186	482,301
Income taxes payable	29,417	32,139
Accrued expenses and other current liabilities	317,341	307,002
Total current liabilities	711,358	823,718
Deferred income tax liabilities	235,689	359,073
Pension and other post-retirement benefit obligations	27,910	38,178
Finance lease obligations, less current portion	20,984	22,949
Long-term debt, net	3,176,098	3,373,988
Other long-term liabilities	80,782	66,805
Total liabilities	4,252,821	4,684,711
Total shareholders' equity	2,890,443	2,996,276
Total liabilities and shareholders' equity	$7,143,264	$7,680,987

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the year ended December 31,
	2024	2023
Cash flows from operating activities:
Net income/(loss)	$128,477	$(3,909)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	167,135	133,105
Amortization of debt issuance costs	5,734	6,772
Goodwill impairment charge	150,100	321,700
Loss/(gain) on sale of business	98,750	(5,877)
Share-based compensation	38,459	29,994
Loss on debt financing	9,757	1,413
Amortization of intangible assets	145,744	173,860
Deferred income taxes	(233,408)	(54,159)
Loss on equity investments, net	13,976	711
Unrealized loss on derivative instruments and other	86,506	35,986
Changes in operating assets and liabilities, net of effects of acquisitions	(54,451)	(160,301)
Acquisition-related compensation payments	(5,232)	(22,620)
Net cash provided by operating activities	551,547	456,675
Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(158,555)	(184,609)
Investment in debt and equity securities	3,681	(390)
Proceeds from the sale of business, net of cash sold	135,717	19,000
Other	—	994
Net cash used in investing activities	(19,157)	(165,005)
Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	4,605	5,346
Payment of employee restricted stock tax withholdings	(11,661)	(12,280)
Proceeds from borrowings on debt	500,000	—
Payments on debt	(701,870)	(848,897)
Dividends paid	(72,210)	(71,543)
Payments to repurchase ordinary shares	(68,891)	(88,398)
Distributions to and purchases of noncontrolling interest	(79,393)	—
Payments of debt financing costs	(13,381)	(787)
Net cash used in financing activities	(442,801)	(1,016,559)
Effect of exchange rate changes on cash and equivalents	(4,023)	7,475
Net change in cash and cash equivalents	85,566	(717,414)
Cash and cash equivalents, beginning of year	508,104	1,225,518
Cash and cash equivalents, end of year	$593,670	$508,104

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2024	2023	2024	2023
Performance Sensing (1)
Revenue	$646,704	$691,762	$2,743,593	$2,749,934
Operating income	$151,998	$170,549	$676,065	$697,621
% of Performance Sensing revenue	23.5%	24.7%	24.6%	25.4%

Sensing Solutions (1)
Revenue	$260,986	$267,039	$1,061,282	$1,156,688
Operating income	$79,347	$79,281	$312,632	$338,172
% of Sensing Solutions revenue	30.4%	29.7%	29.5%	29.2%

Other (1)
Revenue	$—	$33,693	$127,889	$147,461
Operating income	$—	$2,742	$28,054	$7,485
% of Other revenue	0.0%	8.1%	21.9%	5.1%
(1)    In the three months ended March 31, 2024, we realigned our business as a result of organizational changes that better allocate our resources to support changes to our business strategy. The most significant changes include combining our Automotive and Heavy Vehicle and Off-Road ("HVOR") businesses (with the combined business remaining in Performance Sensing) and moving the various assets and liabilities comprising our vehicle area network and data collection businesses (the "Insights Business") out of Performance Sensing to a new operating segment, which is not aggregated within either of our reportable segments. We combined the Automotive and HVOR businesses to better leverage our core capabilities and prioritize product focus. We also moved certain shorter-cycle businesses from Performance Sensing to Sensing Solutions, which will benefit from organizing these businesses together, by allowing us to scale core capabilities and better serve our customers. Prior year amounts have been reclassified.
Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2024	2023	2024	2023
Performance Sensing (1)	71.2%	69.7%	69.8%	67.8%
Sensing Solutions (1)	28.8%	26.9%	27.0%	28.5%
Other (1)	—%	3.4%	3.2%	3.7%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2024	2023	2024	2023
Americas	39.1%	43.3%	43.3%	45.0%
Europe	26.7%	25.6%	27.0%	26.3%
Asia/Rest of World	34.2%	31.0%	29.7%	28.7%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2024	2023	2024	2023
Automotive (1)	59.4%	55.7%	56.2%	53.7%
Heavy vehicle and off-road (2)	16.2%	17.7%	17.6%	17.7%
Industrial, Appliance, HVAC (3), & other	19.0%	18.3%	18.1%	20.4%
Aerospace	5.4%	4.9%	4.8%	4.6%
All other (2)	—%	3.5%	3.3%	3.6%
Total	100.0%	100.0%	100.0%	100.0%
(1)    Includes amounts reflected in the Sensing Solutions segment as follows: $35.5 million and $30.1 million of revenue in the three months ended December 31, 2024 and 2023, respectively, and $134.7 million and $115.1 million of revenue in the years ended December 31, 2024 and 2023, respectively.
(2)    Effective January 1, 2024 we moved Insights from the Heavy vehicle and off-road operating segment within Performance Sensing, creating another operating segment in "Other". Additionally, we moved the Insights business to the "other" end market. Prior period information in the tables above has been recast to reflect this alignment.
(3)    Heating, ventilation and air conditioning.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended December 31, 2024
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$73,764	8.1%	$29,408	$5,787	$0.04
Non-GAAP adjustments:
Restructuring related and other (1)	82,037	9.0%	(2,828)	79,209	0.53
Financing and other transaction costs	(5,660)	(0.6%)	—	(4,326)	(0.03)
Amortization of intangible assets	23,412	2.6%	—	23,412	0.16
Deferred loss on derivative instruments	1,333	0.1%	(1,069)	4,070	0.03
Amortization of debt issuance costs	—	—%	—	1,225	0.01
Deferred taxes and other tax related	—	—%	5,085	5,085	0.03
Total adjustments	101,122	11.1%	1,188	108,675	0.73
Adjusted (non-GAAP)	$174,886	19.3%	$28,220	$114,462	$0.76
(1)    Primarily includes other various restructuring-related charges, including those related to our 2H 2024 Plan.

($ in thousands, except per share amounts)	For the three months ended December 31, 2023
	Operating (Loss)/Income	Operating Margin	Income Tax	Net (Loss)/Income	Diluted EPS
Reported (GAAP)	$(201,439)	(20.3%)	$(39,716)	$(202,238)	$(1.34)
Non-GAAP adjustments:
Restructuring related and other (1)	345,926	34.9%	(992)	344,934	2.28
Financing and other transaction costs	2,111	0.2%	(49)	6,651	0.04
Amortization of intangible assets	37,301	3.8%	—	37,301	0.25
Deferred gain on derivative instruments	(218)	0.0%	471	(2,521)	(0.02)
Amortization of debt issuance costs	—	—%	—	1,664	0.01
Deferred taxes and other tax related	—	—%	(62,493)	(62,493)	(0.41)
Total adjustments	385,120	38.8%	(63,063)	325,536	2.15
Adjusted (non-GAAP)	$183,681	18.5%	$23,347	$123,298	$0.81
(1)    Includes $321.7 million of charges to impair goodwill in our Insights reporting unit, presented on the consolidated statement of operations in goodwill impairment charge. Also includes $11.4 million of charges arising as an indirect result of actions taken in the Q3 2023 Plan, of which approximately $2.1 million was recorded in restructuring and other charges, net, with the remainder primarily in cost of revenue.

	For the year ended December 31, 2024
($ in millions, except per share amounts)	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$149,276	3.8%	$(140,314)	$128,477	$0.85
Non-GAAP adjustments:
Restructuring related and other (1)	321,415	8.2%	(5,063)	316,352	2.10
Financing and other transaction costs (2)	133,066	3.4%	(1,373)	155,426	1.03
Amortization of intangible assets (3)	142,130	3.6%	—	142,130	0.94
Deferred loss/(gain) on derivative instruments	2,595	0.1%	508	(368)	—
Amortization of debt issuance costs	—	—%	—	5,734	0.04
Deferred taxes and other tax related	—	—%	(228,690)	(228,690)	(1.52)
Total adjustments	599,206	15.2%	(234,618)	390,584	2.59
Adjusted (non-GAAP)	$748,482	19.0%	$94,304	$519,061	$3.44
(1)    Primarily includes (1) a $150.1 million non-cash goodwill impairment charge related to the Dynapower reporting unit, (2) certain actions related to restructuring of our IT operations and product lifecycle management including product line discontinuations within the Sensing Solutions segment, resulting in total costs of $46.7 million, including severance, contract termination costs, and charges related to asset write-downs, (3) approximately $105.8 million of other various restructuring-related charges, including those related to our 2H 2024 Plan, (4) approximately $12.6 million of costs associated with exiting Spear, primarily recorded in restructuring and other charges, net, and (5) a $6.2 million pension settlement charge, recorded in restructuring and other charges, net.
(2)    Primarily includes (1) a loss of $98.8 million on the sale of the Insights business, (2) a $14.0 million net loss on debt and equity investments, (3) $11.7 million of transaction costs incurred, primarily related to the sale of the Insights business, and (4) a $9.8 million loss related to the redemption of the 5.0%Senior Notes.
(3)    In the three months ended December 31, 2024, we discontinued the use of adjustments to exclude step-up depreciation and amortization in our non-GAAP measures and we adjusted operating income and net income to exclude the amortization of all our intangible assets. The year ended December 31, 2023 has not been recast. If we had excluded the impact of step-up depreciation and included all amortization in our results for the years ended December 31, 2024 and 2023, operating income and adjusted net income would have increased by an additional $3.6 million and $5.3 million, respectively, would have been recognized.

	For the year ended December 31, 2023
($ in millions, except per share amounts)	Operating Income	Operating Margin	Income Taxes	Net (Loss)/Income	Diluted EPS
Reported (GAAP)	$181,676	4.5%	$21,751	$(3,909)	$(0.03)
Non-GAAP adjustments:
Restructuring related and other (1)	411,494	10.2%	(3,659)	407,835	2.67
Financing and other transaction costs (2)	16,286	0.4%	2,727	24,219	0.16
Amortization of intangible assets (3)	168,582	4.2%	—	168,582	1.11
Deferred gain on derivative instruments	(4,078)	(0.1%)	273	(1,733)	(0.01)
Amortization of debt issuance costs	—	—%	—	6,771	0.04
Deferred taxes and other tax related	—	—%	(50,391)	(50,391)	(0.33)
Total adjustments	592,284	14.6%	(51,050)	555,283	3.64
Adjusted (non-GAAP)	$773,960	19.1%	$72,801	$551,374	$3.61
(1) Primarily includes (1) $321.7 million of charges to impair goodwill of our Insights reporting unit in the fourth quarter of 2023, (2) $28.8 million of charges related to the exit of the Spear Marine Business, $14.4 million of which was recorded in restructuring and other charges, net, with the remainder primarily in cost of revenue, (3) $23.5 million of charges incurred as part of the Q3 2023 Plan, recorded in restructuring and other charges, net, and (4) $18.8 million of charges arising as an indirect result of actions taken in the Q3 2023 Plan, of which approximately $2.1 million was recorded in restructuring and other charges, net, with the remainder primarily in cost of revenue. Refer to our Annual Report on Form 10-K for additional information on the goodwill impairment charge, the Q3 2023 Plan, and the exit of the Spear Marine Business.
(2) Primarily includes $15.3 million of expense related to acquisition-related compensation arrangements (recorded in restructuring and other charges, net) and $5.4 million of debt financing loss related to our repayment of the 5.625% Senior Notes in December 2023 and our term loan in the first half of 2023 (recorded in other, net), partially offset by a $5.9 million gain on the sale of a business (recorded in restructuring and other charges, net).
(3)    Includes $13.5 million of accelerated amortization related to the exit of the Spear Marine Business in the second quarter of 2023. In the three months ended December 31, 2024, we discontinued the use of adjustments to exclude step-up depreciation in our non-GAAP measures and we adjusted operating income and net income to exclude the amortization of all our intangible assets. The year ended December 31, 2023 has not been recast. If we had recast the year ended December 31, 2023, to align with the current period definition, adjusted net income would have increased by an additional $5.3 million.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended December 31,		For the full year ended December 31,
	2024	2023	2024	2023

Cost of revenue (1)	$37,468	$22,194	$84,212	$37,766
Selling, general and administrative (2)	35,898	2,890	74,273	10,639
Amortization of intangible assets (3)	23,412	37,098	141,380	167,679
Goodwill impairment charge (4)	—	321,700	150,100	321,700
Restructuring and other charges, net (5)	4,344	1,238	149,241	54,500
Operating income adjustments	101,122	385,120	599,206	592,284
Interest expense, net	1,225	1,664	5,734	6,771
Other, net (6)	5,140	1,815	20,262	7,278
Provision for/(benefit from) income taxes (7)	1,188	(63,063)	(234,618)	(51,050)
Net income adjustments	$108,675	$325,536	$390,584	$555,283
(1)    The three and twelve months ended December 31, 2024 includes $34.0 million of charges in both periods, arising as an indirect result of actions taken in the 2H 2024 Plan. The twelve months ended December 31, 2024 also includes a charge of $41.3 million related to restructuring of our IT operations and product lifecycle management including product line discontinuations within the Sensing Solutions segment. The three and twelve months ended December 31, 2023 includes $9.4 million and $16.5 million, respectively, of charges arising as an indirect result of actions taken in the Q3 2023 Plan. The twelve months ended December 31, 2023 also includes a charge of $13.0 million to write down inventory related to the Spear Marine Business, which was exited in the second quarter of 2023.
(2)    The three and twelve months ended December 31, 2024 includes (1) $22.7 million in costs related to the 2H 2024 Plan, (2) $11.7 million of transaction costs related to divestitures made within the year, and (3) additional costs to remediate the material weaknesses identified in our internal controls over financial reporting for the year ended December 31, 2023.
(3)    The twelve months ended December 31, 2023 includes $13.5 million of accelerated amortization related to the exit of the Spear Marine Business in the second quarter of 2023.
(4)    In the third quarter of 2024, we impaired the goodwill associated with our Dynapower reporting unit. In the fourth quarter of 2023, we impaired goodwill associated with our Insights reporting unit.
(5)    The twelve months ended December 31, 2024 includes (1) a loss of $98.8 million on the sale of our Insights business in the third quarter of 2024, (2) $11.2 million of charges related to the exit of Spear, and (3) a $6.0 million pension settlement charge. The twelve months ended December 31, 2023 includes (1) $22.8 million of charges related to the Q3 2023 Plan incurred in the second half of 2023, (2) $15.3 million of expense related to compensation arrangements entered into concurrent with the closing of certain acquisitions, and (3) $14.4 million of charges related to the exit of the Spear Marine Business in the second quarter of 2023.
(6)    The year ended December 31, 2024 includes $14.8 million of mark-to-market losses on our equity investments and a $9.8 million loss related to the redemption of the 5.0% Senior Notes in the third quarter of 2024.
(7)    The year ended December 31, 2024 includes a deferred tax benefit of $257.7 million related to the transfer of certain intellectual property, and a current tax expense of $2.1 million related to the repatriation of profit from certain subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

Free cash flow

($ in thousands)	Three months ended December 31,			Full year ended December 31,
	2024	2023	% Change	2024	2023	% Change
Net cash provided by operating activities	$170,713	$105,098	62.4%	$551,547	$456,675	20.8%
Additions to property, plant and equipment and capitalized software	(31,796)	(48,385)	34.3%	(158,555)	(184,609)	14.1%
Free cash flow	$138,917	$56,713	144.9%	$392,992	$272,066	44.4%
Adjusted corporate and other expenses

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2024	2023	2024	2023
Corporate and other expenses (GAAP)	$(129,825)	$(414,220)	$(572,490)	$(633,242)
Restructuring related and other	75,041	345,594	284,404	366,509
Financing and other transaction costs	(3,008)	1,205	20,836	6,771
Amortization of intangible assets	—	203	750	903
Deferred gain on derivative instruments	1,333	(218)	2,595	(4,078)
Total Adjustments	73,366	346,784	308,585	370,105
Adjusted corporate and other expenses	$(56,459)	$(67,436)	$(263,905)	$(263,137)
Adjusted EBITDA

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2024	2023	2024	2023
Net income/(loss)	$5,787	$(202,238)	$128,477	$(3,909)
Interest expense, net	36,810	35,756	139,613	150,860
Provision for/(benefit from) income taxes	29,408	(39,716)	(140,314)	21,751
Depreciation expense	66,423	36,228	167,135	133,105
Amortization of intangible assets	23,412	38,553	145,744	173,860
EBITDA	161,840	(131,417)	440,655	475,667
Non-GAAP Adjustments
Restructuring related and other	45,636	345,926	285,014	411,494
Financing and other transaction costs	(4,326)	6,700	156,799	21,492
Deferred loss/(gain) on derivative instruments	5,139	(2,992)	(876)	(2,006)
Adjusted EBITDA	$208,289	$218,217	$881,592	$906,647

Debt and leverage (gross and net)

	As of
($ in thousands)	December 31, 2024	December 31, 2023
Current portion of long-term debt and finance lease obligations	$2,414	$2,276
Finance lease obligations, less current portion	20,984	22,949
Long-term debt, net	3,176,098	3,373,988
Total debt and finance lease obligations	3,199,496	3,399,213
Less: Premium/(discount), net	997	(1,568)
Less: Deferred financing costs	(24,899)	(24,444)
Total gross indebtedness	$3,223,398	$3,425,225
Adjusted EBITDA (LTM)	$881,592	$906,647
Gross leverage ratio	3.7	3.8

	As of
($ in thousands)	December 31, 2024	December 31, 2023
Total gross indebtedness	$3,223,398	$3,425,225
Less: Cash and cash equivalents	593,670	508,104
Net Debt	$2,629,728	$2,917,121
Adjusted EBITDA (LTM)	$881,592	$906,647
Net leverage ratio	3.0	3.2
Guidance

	For the three months ending March 31, 2025
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$108.3	$112.6	$50.1	$53.1	$0.32	$0.34
Restructuring related and other	20.4	21.0	20.4	21.0	0.14	0.14
Financing and other transaction costs	6.0	7.0	6.0	7.0	0.04	0.05
Amortization of intangible assets	23.3	23.4	23.3	23.4	0.16	0.16
Deferred (gain)/loss on derivative instruments(1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	1.3	1.4	0.01	0.01
Deferred taxes and other tax related	—	—	3.9	4.1	0.03	0.03
Non-GAAP	$158.0	$164.0	$105.0	$110.0	$0.70	$0.73
Weighted-average diluted shares outstanding (in millions)					150.0	150.0
(1)    We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods such adjustments have been significant to our reported GAAP earnings.

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Media & Investors:
James Entwistle
+1(508) 954-1561
jentwistle@sensata.com
investors@sensata.com